Exhibit 4.41

Buenos Aires, August 18th, 2011

Messrs.

Kadesh Hispania, S.L.

Leterton España, S.L.

[Handwritten:] With a copy to Adecoagro LP for purposes of

section 7.15 of this Offer.

Dear Sirs,

In accordance with certain negotiations held, we (“Sellers”) hereby submit this offer to transfer to you 100% of the outstanding shares of Compañía Agroforestal de Servicios y Mandatos S.A. (defined as the “Offer”).

This Offer includes the covenants agreed upon on the basis of the negotiations held in relation to the possible acquisition on behalf of Kadesh Hispania, S.L. and Leterton España, S.L. (defined as the “Purchasers”) of one hundred (100) per cent of the issued, subscribed and outstanding capital stock (defined as the “Shares”) of Compañía Agroforestal de Servicios y Mandatos S.A., an Argentine corporation (Sociedad Anónima) incorporated in the City of Buenos Aires on December 18th, 1978 and registered with the Argentine Superintendence of Corporations (IGJ) on May 14th, 1979 under record number 1372, Book number 93, Volume A of the Book of Corporations (Sociedades Anónimas) (defined as the “Company”).

This Offer shall be deemed accepted by Purchasers in case Payment at the Closing is made by them as provided by Section 1.02 (a)(i) in this Offer.

In case of being accepted, the Offer shall be governed by the following terms and conditions:

ARTICLE ONE

PURCHASE AND SALE OF SHARES AND ANTITRUST LAW

SECTION 1.01. Purchase and Sale of the Shares.

Subject to the terms and conditions set forth in this Offer, Sellers sell, transfer, assign and deliver to Purchasers, on the Closing Date, the total number of Shares, free of any Lien, together with all and not less than all the rights – current and future – attached to them which are, without limitation, described in items (i) to (iv) in this Section 1.01; and Purchasers agree to buy and receive the Shares, and to pay the Purchase Price as set forth in Section 1.02 in consideration thereof, in accordance with such provisions:

(i)	all rights of Sellers in relation to irrevocable capital contributions made to the Company and not capitalized as of the Closing Date;

(ii)	any rights to retained earnings of the Company until the Closing Date and not distributed as of the Closing Date (including income accrued in the fiscal year commencing on July 1st, 2010) and in general, any other concept which shall or may result in the issuance of fully paid-in shares;

(iii)	any rights related to the subscription of Shares corresponding to subscriptions offered by the Company until the Closing Date;

(iv)	any rights to receive shares which have been subscribed before, or issued as of, the Closing Date by the Company;

(v)	any rights related to the distribution of shares which have been declared by the Company before the Closing Date, whether due to the capitalization of capital adjustment accounts or reserves, or for any other reason, whether or not distributed as of the Closing Date; and

(vi)	any other distribution method applied by the Company until the Closing Date due to capital reductions, distribution of capital surplus or for any other reason, which have not been distributed as of the Closing Date.

A description of the Shares owned by Sellers is attached hereto as Exhibit 1.01.

SECTION 1.02 Purchase Price.

(a) The total purchase price (defined as the “Purchase Price”) for the Shares shall amount to EIGHTEEN MILLION DOLLARS (USD18,000,000), free of Expenses, and shall be paid and adjusted according to the following provisions:

(i)	on the Closing Date, Purchasers shall pay Sellers ONE MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS (USD 1,350,000) of the Purchase Price (defined as the “Payment at the Closing”). The Payment at the Closing shall be made on the Closing Date by wire transfer to the foreign bank accounts owned by Sellers with freely available funds and net of transfer expenses which are stated in Exhibit 1.02(a) (defined as the “Bank Accounts of Sellers”):

and

(ii)	Purchasers shall transfer to the bank account which shall be informed to Purchasers in accordance with paragraph (d) of this Section 1.02, and subject to the provisions of Sections 1.02, 1.03 and/or 1.04, as the case may be, the amount of SIXTEEN MILLION SIX HUNDRED FIFTY THOUSAND DOLLARS (USD16,650,000) (defined as the “Balance of the Price”), minus any amounts corresponding to Damages and/or Indemnifiable Liabilities (as stated in Section 5.02 below) which are known before the date of payment of the Balance of the Price.

(b) The Balance of the Price (which for purposes of this Section 1.02 shall include indistinctly, as the case may be, the Adjusted Balance of the Price I, the Adjusted Balance of the Price II, the Adjusted Balance of the Price III and/or the Adjusted Balance of the Price IV, as all such terms are defined below) shall accrue the following interest rate (defined as the “Interest”):

(i)	for the first six (6) months following the Closing Date (defined as the “First Term”), the Balance of the Price, (y) including any Damages and/or Indemnifiable Liabilities, as such term is defined in Section 5.02, which have been Withheld but which have not been effectively paid by Purchasers and/or the Company (jointly referred to as the “Damages Withheld”) during the First Term; but (z) excluding from the Balance of the Price any Damages and/or Indemnifiable Liabilities which Purchasers and/or the Company have effectively paid on account of Damages and/or Indemnifiable Liabilities, as provided by Section 5.02 of this Offer (defined as the “Damages Settled”) for the First Term (jointly (y) and (z) defined as the “Adjusted Balance of the Price I”), shall accrue for the First Term, an annual interest rate of two point five (2.5) per cent on such Adjusted Balance of the Price I applicable to such First Term, the annual interest term being understood as a period of three hundred and sixty (360) running days following the Closing Date. Upon expiration of the First Term, the accrued interest shall be capitalized on the Adjusted Balance I.

(ii)	upon expiration of the First Term and for the following six (6) calendar months (defined as the “Second Term”), the Adjusted Balance of the Price I, (x) including any Damages Withheld during the Second Term; but (y) excluding from the Adjusted Balance of the Price I any Damages Settled during the Second Term ((x) and (y) jointly referred to as the “Adjusted Balance of the Price II”) shall accrue during the Second Term an annual interest rate of three point five (3.5) per cent on such Adjusted Balance of the Price II applicable to the Second Term, the annual interest term being understood as a period of three hundred and sixty (360) running days commencing upon the expiration of the First Term. Upon expiration of the Second Term, the accrued interest shall be capitalized on the Adjusted Balance II.

(iii)	upon expiration of the Second Term and for the following six (6) calendar months (defined as the “Third Term”), the Adjusted Balance of the Price II, (x) including any Damages Withheld during the Third Term; but (y) excluding from the Adjusted Balance of the Price II any Damages Settled during the Third Term ((x) and (y) jointly referred to as the “Adjusted Balance of the Price III”); shall accrue during such Third Term an annual interest rate of four point five (4.5) per cent on such Adjusted Balance of the Price III applicable to the Third Term, the annual interest term being understood as a period of three hundred and sixty (360) running days commencing upon the expiration of the Second Term. Upon expiration of the Third Term, the accrued interest shall be capitalized on the Adjusted Balance III.

(iv)	upon expiration of the Third Term and for the following six (6) calendar months (defined as the “Fourth Term”), the Adjusted Balance of the Price III, (x) including any Damages Withheld during the Fourth Term; but (y) excluding from the Adjusted Balance of the Price III any Damages Settled during the Fourth Term ((x) and (y) jointly referred to as the “Adjusted Balance of the Price IV”) shall accrue during the Fourth Term an annual interest rate of five point five (5.5) per cent on such Adjusted Balance of the Price IV applicable to the Fourth Term, the annual interest term being understood as a period of three hundred and sixty (360) running days commencing upon the expiration of the Third Term. Upon expiration of the Fourth Term, the accrued interest shall be capitalized on the Adjusted Balance IV.

(v)	The Parties acknowledge that for the calculation of the Interest on the Adjusted Balance of the Price I, the Adjusted Balance of the Price II, the Adjusted Balance of the Price III and the Adjusted Balance of the Price IV, respectively, the Interest on Damages Settled corresponding to the First Term, the Second Term, the Third Term and the Fourth Term, respectively, will be calculated until the date such Damages Settled are paid in full by Purchasers and/or the Company.

(c) the amounts deductible as Damages or Indemnifiable Liabilities will accrue the same Interest as from their date of occurrence to the time they are deducted from the Balance of the Price as established in paragraph (b) of this Section 1.02. Notwithstanding the foregoing, Sellers may pay in full any amounts arising from Damages and/or Indemnifiable Liabilities at any time after their occurrence.

(d) The Balance of the Price adjusted pursuant to Section 1.02 (a)(ii) and (b), respectively, plus Interest on such amounts paid (defined as the “Adjusted Balance”) will be transferred by Purchasers (i) to Sellers on the fifth (5th) Business Day following notice served by Purchasers to Sellers or by Sellers to Purchasers, whatever occurs first, stating that no condition subsequent has occurred as stated in Section 1.03 and/or 1.04 (defined as the “Notice”), to the Bank Accounts informed by Sellers to Purchasers on the second (2º) Business Day following receipt by Sellers of the Notice or following the date of delivery of such Notice by Sellers to Purchasers, or (ii) on the other hand, upon the occurrence of a condition subsequent as stated in Section 1.03 and/or 1.04, Purchasers´ obligation to pay Sellers the Adjusted Balance will be extinguished by operation of law, therefore extinguishing Purchasers’ obligation to pay Sellers the Balance of the Price to Sellers’ satisfaction in accordance with Sections 1.03 and/or 1.04 of this Offer. Furthermore, Sellers hereby undertake to reimburse Purchasers, according to the procedure described in Section 5.04, and to the extent and limits set forth by Section 5.05, any amounts without duplication, plus any Interest that Purchasers and/or the Company have had to pay for Damages Settled until the date Purchasers serve notice on Sellers or Sellers serve notice on Purchasers, whatever occurs first, stating that any of the conditions subsequent mentioned in Section 1.03 and/or 1.04 have occurred, and Purchasers transfer title to the Shares to Sellers. Likewise, the Parties agree that upon occurrence of the event established in sub-item (i) of this paragraph (d), Purchasers will withhold on the relevant date of payment from the Adjusted Balance the amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS (USD 1,500,000) as security for Damages and/or Indemnifiable Liabilities not known until such time (defined as the “Security Balance”). From the Security Balance, Purchasers will withhold: (i) the amount of ONE MILLION DOLLARS (USD 1,000,000) for a term of two (2) years commencing on the Closing Date, and Purchasers shall pay and transfer on the fifth (5th) Business Day following the expiration of the second (2nd) anniversary of the Closing Date, to the Bank Accounts of Sellers to be informed to Purchasers on the date of expiration of the second (2nd) anniversary of the Closing Date, the amount of ONE MILLION DOLLARS (USD 1,000,000) minus Damages Withheld and Damages Settled within the period running from the creation of the Security Balance to the expiration of the second (2nd) anniversary (defined as the “Adjusted Security Balance”) and (ii) the amount of FIVE HUNDRED THOUSAND DOLLARS (USD 500,000)

or the total amount of the Security Balance as of the date the Adjusted Security Balance is paid pursuant to item (i) of this Paragraph (d) in case such balance were lower than FIVE HUNDRED THOUSAND DOLLARS (USD 500,000) (defined as the “Final Security Balance”) for a term of three (3) years following the Closing Date, and Purchasers shall pay and transfer, on the fifth (5th) Business Day following expiration of the third (3rd) anniversary of the Closing Date, to the Bank Accounts of Sellers notified by them to Purchasers on the date of expiration of the third anniversary of the Closing Date, the Final Security Balance minus Damages Withheld and Damages Settled within the period running from the reimbursement of the Adjusted Security Balance to the expiration of the third anniversary of the Closing Date. Such Security Balance shall be adjusted mutatis mutandi to the same terms and conditions established, with no limitation, in relation to Withholdings and deductions made for Damages and/or Indemnifiable Liabilities as provided by Paragraphs (b), (c), (e), (f), (g) and (h) of this Section 1.02 and by Article V, as the case may be. The Security Balance, the Adjusted Security Balance and/or the Final Security Balance, as the case may be, shall accrue an annual interest rate similar to the one applicable to Treasury Bonds for thirty (30) years, from the date of payment of the Adjusted Balance, providing that after such date no Interest shall be accrued for Damages and/or Indemnifiable Liabilities Withheld or occurred after such date.

(e) For the purpose of avoiding any doubts in the interpretation of this Section, Purchasers’ obligation to pay Sellers the Balance of the Price and/or the Security Balance, as the case may be, (i) will be decreased on a Dollar-by-Dollar basis, without duplication, for the amount of Damages or Indemnifiable Liabilities; and (ii) in case the total amount of the Balance of the Price and/or the Security Balance, as the case may be, is subject to Withholdings for Damages or Indemnifiable Liabilities, Purchasers will not be obliged to pay any amount as Balance of the Price and/or Security Balance, as the case may be, to Sellers on the respective dates of payment.

(f) Purchasers will be entitled to deduct or withhold from the Balance of the Price and/or the Security Balance, as the case may be, and if necessary, from any other balance which Purchasers may owe to Sellers under the terms of this Offer or of any other agreement entered into between Sellers and Purchasers or the Company, an amount equal to the Damages or Indemnifiable Liabilities claimed under the provisions of Article V and to collect from the Balance of the Price, any Damages or Indemnifiable Liabilities which must be paid in full in accordance with the provisions of this Offer (hereinafter indistinctly referred to as the “Withholdings” or the “Withholding”). It is hereby stated that the Withholding may be made even if Damages or Indemnifiable Liabilities are not enforceable, provided that there is a claim from a third party or that such Damages and/or Indemnifiable Liabilities have been verified. In that event, Purchasers will be entitled to withhold an amount equivalent to principal, interest and costs estimated in good faith.

(g) In the event that Purchasers deduct from the Balance of the Price and/or the Security Balance, as the case may be, any amounts for Damages or Indemnifiable Liabilities (to the extent established for such terms in Section 5.02) including any Interest in accordance with Paragraph (c) of this Section 1.02, such deduction shall be charged in first place to the Interest accrued until the date of deduction and then to the principal of the Balance of the Price, as the case may be.

(h) the Parties agree that any amount initially stated in Pesos which shall be paid by Sellers to Purchasers or deducted or offset by Purchasers pursuant to the provisions of this Offer shall be paid and/or offset in Dollars. For such purpose, any amount in Argentine Pesos shall be converted to Dollars as follows: (x) if at the time of the currency conversion the sole and free foreign exchange market of the Argentine Republic still exists, the selling exchange rate informed by Banco de la Nación Argentina for converting Pesos to Dollars at 11 am, Buenos Aires time, on the Business Day immediately preceding the date on which the relevant payment or offset must be made will be applied, or (z) if at the time of the currency conversion the sole and free foreign exchange market of the Argentine Republic does not exist or in case such exchange market was split into different official exchange rates, consideration shall be taken as to amount of Dollars which will result from the sale of the amount of BODEN 2015 that may be purchased in New York or Montevideo, at Sellers´ option, with the amount of Pesos to be converted, considering for such purpose the price of BODEN 2015 corresponding to the closing of operations of the Market chosen on the Business Day immediately preceding the day on which the pertinent payment or offset shall be performed. Evidence of the above mentioned exchange rates will be given by means of publications appearing in Argentine specialized newspapers, such as “Ámbito Financiero” or “El Cronista”, among others, or in international publications in the event such Argentine newspapers contain no information about the business day immediately preceding the date of payment. If, at the time of the currency conversion, BODEN 2015 does no longer exist, the Argentine Bond in Dollars with the highest trading volume in the Market that Sellers would have chosen as provided herein above, shall be considered.

(i) Purchasers assure Sellers that, notwithstanding the fact that they have the amount of Dollars necessary to pay in full the Balance of the Price, the depreciation of the Argentine Peso or the Euro in relation to the Dollar or the split of the sole and free foreign exchange market in the Argentine Republic into different types of official exchange rates, constitute risks which they have analysed carefully and decided to face; therefore, they waive their right to claim application of the doctrine of unforeseeability [“teoría de la imprevisión”]or to ask for the readjustment of the Balance of the Price in case any of such depreciation events occur. Furthermore, Sellers assure Purchasers that, notwithstanding the fact that they have the amount of Dollars necessary to pay in full any Damages and/or Indemnifiable Liabilities, the depreciation of the Argentine Peso or the Euro vis-à-vis the Dollar or the split of the sole and free foreign exchange market in the Argentine Republic into different types of official exchange rates, constitute risks which they have analysed carefully and decided to face and, therefore, they waive their right to claim the doctrine of unforeseeability or to ask for the readjustment of the Damages and/or Indemnifiable Liabilities in case any of such depreciation events occur.

Exhibit 1.02 of this Offer contains the details of the allocation of the Purchase Price among the Sellers and of the Shares acquired by Purchasers.

SECTION 1.03 Notice and Effects of SDT Resolution—Condition Subsequent

The Parties will inform CNDC of the transactions established in this Offer in compliance with this Section 1.03 (a) and 1.03 (b). In case the Secretariat of Domestic Trade (SDT for its English acronym) or the Argentine Antitrust Tribunal (CNDC for its Spanish acronym) notifies the Parties their denial to authorize the purchase and sale of the Shares under the terms and conditions set forth in this Offer or the declaration of any subordination, restriction or condition for the obtainment of the Antitrust Approval, the Parties agree that such circumstance will be considered as a condition subsequent to this Offer and the Parties will be subject to the provisions stated in Section 1.02, paragraph (d) sub-item (ii).

(a) Sellers’ filing requirements with the CNDC

On the second (2nd) Business Day following the Closing Date, Sellers shall file together with Purchasers Form F-1 with the CNDC (Argentine Antitrust Tribunal) for purposes of giving notice of the provisions of this Offer and requesting the Antitrust Approval. For such purpose, Sellers undertake to prepare, file and duly grant any act, filing or documentation which might be necessary or required in order to fulfil any administrative requirements related to the issuance of the Antitrust Approval (including, but not limited to the correct and complete filing of the Form F-1 with the CNDC with no mistakes, misrepresentations or omissions and/or the duly filing of any other documentation which may be required by such Tribunal in order to issue its decision in relation to the transaction established in this Offer), and to comply with all the terms set forth by the Argentine Law No. 25,156 as amended, and with CNDC regulations. Sellers undertake to act as promptly and reasonably as possible as regards the analysis and the provision of the information to be filed with the CNDC. Sellers undertake to provide any necessary assistance to Purchasers and to answer, in due time and manner, any requirements made by the CNDC during the conduct of the proceedings leading to the obtainment of the Antitrust Approval and to keep Purchasers informed in relation to the progress or development of the above mentioned requirements which may have come to their knowledge.

(b) Purchasers’ filing requirements with the CNDC

On the second (2nd) Business Day following the Closing Date, Purchasers shall file together with Sellers Form F-1 with the CNDC, for purposes of giving notice of the provisions of this Offer and requesting the Antitrust Approval. For such purpose, Purchasers undertake to prepare, file and duly grant any act, filing and documentation which might be necessary or required in order to fulfil any administrative requirements related to the issuance of the Antitrust Approval (including, but not limited to, the correct and complete filing of the Form F-1 with the CNDC, with no mistakes, misrepresentations or omissions, and/or the duly filing of any other documentation which may be required by such Tribunal in order to issue its decision in relation to the transaction established in this Offer), and to comply with all the terms set forth by the Argentine Law No. 25,156 as amended, and with CNDC regulations. Purchasers undertake to act as promptly and reasonably as possible as regards the analysis and the provision of the information to be filed with the CNDC. Purchasers undertake to keep Sellers informed in relation to the progress or development of the above mentioned requirements which may have come to their knowledge.

SECTION 1.04 Prohibition to Purchase Shares on behalf of Purchasers by Applicable Law following the Closing Date—Condition Subsequent

The Parties expressly agree that if on or after the Closing Date any general regulation published or in force in the Argentine Republic issued by any Governmental Authority restrains, prohibits or disqualifies Purchasers and/or any of its Affiliates (in the event Purchasers assigned this Offer in whole or in part to such Affiliate in accordance with Section 7.12) to lawfully hold full legal, irrevocable and unconditional title to the Shares without the obligation to sell or dispose of any of the Shares and/or of the goods or rights comprising the assets of the Company, pursuant to the provisions set forth herein, such event will be considered as a condition subsequent under this Offer with the effects established in Section 1.02., paragraph (d), sub-item (ii) hereof.

ARTICLE TWO

CLOSING

SECTION 2.01. The Closing

The closing of the transaction (defined as the “Closing”) which is consummated by this Offer is performed on the Closing Date at Marval O’Farrell & Mairal offices, domiciled at Avenida Leandro N. Alem 928, 7th floor, City of Buenos Aires.

SECTION 2.02 Acts to be performed at the Closing

On the Closing Date the Parties shall perform the following acts:

(a) Sellers shall:

(1) deliver the corresponding Stock Certificates to Purchasers ready to transfer valid, full legal and perfect title to all Shares, free of any Lien. For such purpose, each one of the Sellers shall comply with the notice stated by section 215 of the Argentine Corporate Law, by sending a letter similar to the one attached hereto as Exhibit 2.02 (a)(1), notifying the Company of the transfer of the Shares to Purchasers and the cancellation of the stock certificates of the Company issued in the name of Sellers, and requesting registration of the transfer of the title to the stock of the Company in the name of Purchasers in the Company’s Registry Book of Shareholders; and shall deliver to the Company the stock certificates evidencing their shares of stock for cancellation for purposes of the transfer.

(2) Cause:

(i)	a meeting of the Board of Directors to be held for the purpose of: (w) acknowledging receipt of the notice mentioned in paragraph (a) sub-item (a) herein above; (x) ordering the cancellation of the stock certificates of the Company which Sellers will deliver to them in accordance with paragraph (a) sub-item (1) hereinabove; (y) ordering the relevant issuance of new stock certificates of the Company in the name of Purchasers; and (z) ordering registration of the transfer of the stock certificates in the name of Purchasers in the relevant Book. At the above mentioned Meeting of the Board, the election of officers among the new Directors appointed at the Closing shall be performed:

(ii)	the issuance of new stock certificates of the Company in the name of Purchasers;

(iii)	the registration of the transfer of the Company’s Shares in the Company’s Registry Book of Shareholders;

(3) deliver to Purchasers the resignation letters of the Company’s Directors and Managers in the form attached hereto as Exhibit 2.02 (a)(3).

(4) deliver to Purchasers a receipt for the Payment at the Closing in the form substantially similar to the model attached hereto as Exhibit 2.02 (a)(4) upon receipt of the amount stated in Section 1.02 paragraph (a)(1) in the Bank Account of Sellers.

(5) terminate the Lease Agreement entered into by the Company and Las Aleutianas S.A. on August 1st, 2010, without any liability for the Company.

(5) make available to Purchasers the following accounting books and documentation of the Company:

(i)	Book of Minutes of Board Meetings;

(ii)	Book of Minutes of Shareholders´ Meetings;

(iii)	Registry Book of Shareholders;

(iv)	Shareholders’ Attendance Record and Stock Deposit Book;

(v)	Accounting Books;

(vi)	Balance Sheets of the Company published from the fiscal year ending on June 30th, 2005;

(vii)	Notarial Records of the real property owned by the Company;

(viii)	Sworn statements of Taxes filed with the Tax Authorities listed herein below: income tax for the last five fiscal years preceding the Closing Date and the sworn statements corresponding to other Taxes applicable to the business activity of the Company.

(6) call and hold a unanimous shareholders’ meeting at the Company in which Sellers will (i) approve the resignations of all the Directors and Managers of the Company, stating thereby that such Directors and Managers have no claims against the Company; (ii) accept the resignations and unanimously approve the performance of all the resigning Directors; and (iii) appoint the new Board of Directors of the Company, in accordance with Purchasers’ written instructions to Sellers.

(7) each of the Sellers, as appropriate, shall provide evidence given by any legally reliable means of his/her spouse’s consent in order to transfer the Shares owned by them to Purchasers by submitting the corresponding notices pursuant to section 215 of the Argentine Corporate Law.

(8) Sellers shall deliver to Purchasers:

(i)	evidence of payment in full of all receivables and debts of the Company with Affiliates of Sellers, and any other fee or loan that for any reason the Company may owe to Sellers;

(ii)	evidence of being on schedule, as of the Closing Date, with the payments of any amounts due on account of taxes, with filings of documents or accounting statements as required by the Argentine Superintendence of Corporations (Inspección General de Justicia), including any capital increases and decreases pending registration, and with the registration of the current Board of Directors of the Company including any warranties and the settlement of special domiciles, etc.

(iii)	evidence that, before the Closing Date, any powers of attorney granted by the Company have been revoked as required by Purchasers to Sellers.

(b)	On the Closing Date, Purchasers shall:

(1)	deliver to Sellers the documents contemplated under the terms of this Offer;

(2)	make the Payment at the Closing as stated in Section 1.02;

(3)	cause the Chairman of the Board of Directors of the Company to subscribe and deliver to Purchasers the new stock certificates of the Company recorded in the name of Purchasers.

SECTION 2.03 Entire Act.

All the acts to be performed at the Closing are deemed to be part of a sole and single act.

ARTICLE THREE

SELLERS’ REPRESENTATIONS AND WARRANTIES

SECTION 3.01 Sellers’ Representations and Warranties

Sellers jointly and severally represent and warrant the following to Purchasers as of the Closing Date:

(a) Sellers’ Capacity; Approvals and Consents

(1) That they have legal capacity, legal standing and powers to make this Offer and to consummate the purchase and sale herein contemplated and that, except as provided in Sections 1.03, 2.02(a)(7) and 7.10, no consent or authorization from any other individual, entity or Governmental Authority is required other than the Antitrust Approval. There is no legal, judicial or contractual restriction that may affect the disposition of their assets, in general, or of their own Shares. Sellers’ delivery and acceptance of this Offer, as appropriate, has been duly authorized by their respective spouses. This transaction is duly performed and executed by each Seller, and it constitutes each Seller’s valid and binding obligation, which may be enforced against each Seller as per its terms.

(2) Sellers have full powers and authority as are necessary to present, agree to and execute this Offer and the remaining offers and documents related hereto; to undertake due fulfilment of the obligations assumed by Sellers hereunder and under the other offers and documents related hereto; and to consummate the transactions contemplated herein.

(3) Sellers’ delivery, acceptance and compliance of this Offer and of any other document related thereto does not: (i) infringe any provision of applicable regulations, laws or by-laws to which Sellers, the Company or the Shares may be subject; (ii) infringe any resolution, decision or judgment issued by any judicial or Governmental Authority that may be applicable to Sellers, the Company or the Shares, or any instrument or agreement to which the Company or Sellers are a party; and (iii) result in the creation or the imposition of Liens or claims of any nature on the Company and/or on any of the assets and/or Shares of the Company.

(4) Sellers have good, full legal and exclusive title to all the Shares. Furthermore, Sellers represent and warrant both that the gift arising from the offer of gratuitous donation made by their parents by means of deed three hundred and sixty-two (362) evidencing each Seller’s acceptance of such offer sent to the Company on July 7th, 2010 and the communication sent to the Company by the donors and donees, pursuant to article 215 of the Argentine Corporate Law –all of which is evidenced by two (2) minutes of the board of directors, dated July 7th, 2010–, attested to by Notary Public from this city, Christian Gonzalo Alvariñas Canton, on June 23rd, 2010, is valid and binding, and has been performed pursuant to the provisions of the applicable law, and also that there are no other heirs of such donors who have legal right and/or may affect the full right of ownership of Sellers’ Shares;

(5) Sellers are free of any Liens, temporary restraining orders, court orders or any other claims or actions that may restrain them from freely disposing of the Shares in whole or in part; and

(6) Sellers are not in insolvency proceedings and they have not filed for reorganization nor bankruptcy proceedings, and no pending petitions in bankruptcy have been filed against them.

(7) Sellers are not vested with immunity and/or any special situation that prevent them from being parties to legal proceedings and becoming subject to a judgment.

(b) Company Incorporation and Capacity

(1) The Company has been duly incorporated and is validly existing and in good standing under the laws of the Argentine Republic, pursuant to the following data:

Compañía Agroforestal de Servicios y Mandatos S.A., a corporation (sociedad anónima) incorporated on December 18th, 1978, in the City of Buenos Aires, Argentine Republic, registered with the Superintendence of Corporations on May 14th, 1979, under N° 1372, in Book 93, Volume “A” of the Book of Corporations, domiciled at Ricardo Rojas 401, 9th floor, City of Buenos Aires.

(2) The Company has full powers to manage and dispose of its assets and property to the extent it has been performing and performs such acts in the jurisdictions that the Company operates, and also has the necessary capacity to own and operate the business. The purchase and sale contemplated herein shall have no adverse effect on the Company’s licenses and/or authorizations so as to maintain, after the Closing, the Company’s business activity as it is being run today.

(3) The copy of the Company’s by-laws included in Exhibit 3.01 (b)(3) contains the by-laws currently in force as of the date hereof and includes any and all prior modifications thereto. Such by-laws are duly recorded in the Superintendence of Corporations.

(4) The Book of Minutes of Board Meetings and Shareholders´ Meetings contain all the minutes drafted as of the Closing Date, are correct in all material respects and truly reflect the decisions adopted by the Company’s administrative and governing bodies.

(c) Company’s Capital Stock and Shares

(1) The Company’s capital stock amounts to ARS 4,000,000 (four million Argentine pesos), represented by 4,000,000 (four million) registered and non-endorsable shares of common stock of ARS 1 (one Argentine Peso) par value each and entitled to one (one) vote per share.

(2) The Shares have been validly issued, subscribed and paid, and are recorded in the Registry Book of Company’s Shareholders. Such shares are not subject to any Lien or property ownership division of any nature. The Shares do not require further contributions of any kind and/or on any account whatsoever. The Shares represent 100% of the Company’s total outstanding capital and voting stock.

(3) The Shares are Sellers’ exclusive property, and Sellers have full and perfect legal title to such Shares. No Share has been issued in violation of preemptive rights. No options, warrants, conversion rights, obligations and/or agreements related to voting, redeeming, purchasing or selling shares, to preemptive or other rights or agreements currently in effect related to the Company’s capital exist or, if such preemptive rights exist, they have been irrevocably waived in favour of Purchasers. There is no agreement or restriction related to the Company’s capacity to issue shares. There are no irrevocable contributions or any other agreement or payment obligation in the Company likely to be capitalized or converted in new shares of Company. Each one of the Sellers has full legal title to the Shares such Seller transfers. Neither the Company nor Sellers have entered into agreements that prevent or restrict holding, subscribing or selling the Shares. There is no Lien, pledge and/or attachment of any nature, or limitation of property ownership of any kind regarding the Shares. The Shares are not subject to rights of first refusal or drag along rights in favour of any Person or legal entity; therefore, there is no third parties’ right regarding the sale of Shares as of the date hereof.

(4) The Company has not authorized to issue any capital stock which has not been so far issued.

(5) The Company does not hold an interest in any business organization, does not hold a direct or indirect interest, including any interest in partnerships (Argentine “sociedades de personas”), temporary union of companies (UTE, for its Spanish acronym) or any other agreement of enterprise cooperation, joint ventures, in any other Person, entity or business in the Argentine Republic or abroad.

(6) There are not outstanding in the Company: (i) any increases or reductions in capital; (ii) any subscriptions, issuances or redemptions of shares; (iii) any amendments to the by-laws, mergers, split-ups or goodwill transfers; or (iv) any other company acts of similar importance.

(d) Accounting Information

(1) The Company’s balance sheets, income statements, supplementary notes and annual reports corresponding to the last full three fiscal years are attached hereto as Exhibit 3.01 (d)(1) (defined as “Financial Statements”). The Financial Statements have been prepared pursuant to the GAAP, are true, accurate and complete and do not include or omit to include any facts which inclusion or omission, respectively, may cause such Financial Statements to be misleading.

(2) The Financial Statements have been prepared according to the Company’s books and records, and reasonably reflect the economic and financial position and the result of Company’s transactions as of the dates at which they were issued.

(3) The Company’s Financial Statements, accounting information and records show all the pertinent liabilities and assets, pursuant to the applicable GAAP, and the Company’s situation, status and/or circumstances and those of its respective assets and liabilities, and the contingent situation and/or circumstances that are currently known to the Company.

(4) The Company’s Financial Statements, accounting information and records show as assets only the existing property which is owned by and title to which is held by the Company and which values were calculated, for accounting thereof, by applying valuation methods consistent with applicable GAAP. Except for the information shown or established in the Company’s Financial Statements: (i) the Company has no other liabilities (whether accrued, contingent or of any other nature); and (ii) the Company has not made any illegal payment whatsoever for purposes of procuring any business.

(5) The Company has not received any notice or claim stating that its records are incorrect and that correction thereof is required.

(6) Exhibit 3.01 (d)(6) details the hardware, software and licensed applications owned by the Company which are used for keeping, maintaining and using its records, pursuant to valid, binding and effective license agreements entered into between the Company and each of the companies that are the owners of such software.

(e) Books and Records

All books and records containing the aforementioned information have been prepared and are complete and accurate in all material respects. Furthermore, they are kept pursuant to applicable laws, with a view to a good business management and, if applicable, according to GAAP. All book entries are legally supported by their respective vouchers.

(f) Absence of Material Changes

From March 31st, 2011 to the Closing Date, the Company has not:

(1) unless as stated in Exhibit 3.01 (f)(l), performed any transaction, entered into any agreement (including, without limitation, the imposition of any Lien on Company’s assets), nor undertaken any debt or obligation (whether contingent or effective), or granted credits (by means of credit notes) in circumstances other than in the regular course of business.

(2) unless as stated in Exhibit 3.01 (f)(2), made investments in capital goods and/or any other type of transaction for an aggregate amount exceeding USD 300,000 (three hundred thousand Dollars);

(3) issued or agreed to issue, sold or agreed to sell any share of the Company’s capital, issued or sold any security convertible in, or options on, or warrants to buy, or rights to subscribe, any shares of such capital, nor has it entered into any agreement that binds the Company to perform any of the aforementioned actions, or issued or agreed to issue any debt security, or entered into transactions related to the Company’s capital, or accepted any irrevocable contribution on account of future subscription of shares of the Company;

(4) distributed or paid dividends or made any allocations in relation to the Company’s capital stock;

(5) redeemed, purchased or otherwise acquired any share of its capital stock;

(6) issued new shares or securities;

(7) sold or encumbered its real property or the Company’s assets;

(8) unless as stated in Exhibit 3.01 (f)(8), sold and/or encumbered any assets and/or in particular any property, plant and equipment of the Company which existed as of March 31st, 2011 and which are recorded in the Company’s Financial Statements for the fiscal year ended on June 30th, 2011, except for any purchases occurred after June 30th, 2011 made in the ordinary course of business and recorded in the Company’s accounting books.

(9) had any change in relation to the Company’s activities, assets or businesses which, in general terms, may cause a Material Adverse Effect to the Company’s results or to its financial situation;

(10) had any dispute related to labor, social security, taxes and/or judicial matters which affects or may affect the Company;

(11) entered into or amended any engagement or termination contract or agreement, or any other agreement of any nature with directors, managers, advisors, officers or employees of the Company in circumstances other than in the ordinary course of business and regular activities, except for increases or bonuses granted to employees (excluding directors) in the regular course of business and according to market practices, nor has it increased the remuneration, bonus, awards on account of services rendered or any other similar benefit granted to any of such officers or employees or thereby accrued or agreed upon any pension plan, retirement plan or similar social security benefit.

(12) changed its normal and ordinary business policies in relation to granting credit to clients, credit limits, payment terms and conditions. Since June 30th, 2011, the Company’s activity has been conducted in the regular course of business and substantially in the same manner as it has been conducted during the last five (5) fiscal years by the Company.

(13) entered into any oral or written agreement to perform any of the aforementioned acts; or

(14) paid in advance any outstanding obligation which has been recorded in the accounting records of the Company, other than in accordance with the consistent past practices.

Furthermore, from June 30th, 2011 to the Closing Date: (i) no damage, destruction or loss, whether covered or not by insurance policies, which may have had a Material Adverse Effect on the Company’s assets, its economic and financial situation or its business activity has occurred; and (ii) no significant change has taken place in the Company’s net worth.

(g) Absence of Unreported Liabilities

From March 31st, 2011 to the Closing Date, the Company has not undertaken or suffered the imposition of liabilities, regardless of their cause or title, other than duly recorded liabilities that may have arisen in the regular course of business of the Company.

Except for the Company’s liabilities existing as of March 31st, 2011 and for the duly recorded liabilities subsequently incurred in the regular course of business of the Company, the Company has no liabilities of any nature, including without limitation, financial loans, fiscal, labor or social security obligations arising out of agreements entered into with its clients, suppliers and/or third parties, or of any other nature (whether accrued, undisclosed or contingent).

As of the Closing Date, the Company has no liabilities (including without limitation liabilities on account of Taxes, labor matters, Customs or foreign exchange matters) that may result in a Material Adverse Effect, except for the liabilities detailed in the Company’s Financial Statements or those for which a reserve has been made in the Company’s Financial Statements for the fiscal year closed on June 30th, 2011 or in the company’s accounting books and records, and for those which have arisen in the regular course of business after March 31st, 2011; all of them being evidenced by the Company’s books and records.

(h) Company’s Assets, Title to Assets; Absence of Liens. Real Property, Personal Property and Livestock

(1) The Company is the owner of the real property detailed in Exhibit 3.01 (h)(l) (defined as “Real Property”). The original deeds of the Real Property are delivered by Sellers to Purchasers on the Closing Date. Copies of each deed are attached hereto as Exhibit 3.01 (h)(1)(a).

(2) Except as stated in Exhibit 3.01 (h)(2), the Company is the owner of each piece of Real Property along with everything built, fixed, planted, set in and attached to the ground, and has full legal and transferable title thereto; all of which Purchasers declare to know and accept in their current state, free of any type of mortgage, Lien, inhibition, claim, easement, license, right-of-way, restriction, option and superior right of any nature. All taxes on real property and further charges applied to such Real Property have been duly and timely paid by the Company, respectively; and the Company does not owe any amount on that account.

(3) The Company is the owner of the personal property and livestock detailed in the inventory attached hereto as Exhibit 3.01 (h)(3), provided that the list of livestock included in such Exhibit evidences the stock existing as of July 31st, 2011 and that, since that date, the Company has sold cattle in the regular course of business and as per market conditions, and consequently such stock has decreased due to aforesaid sales (defined as “Personal Property”). The Company has full legal title to each piece of personal property detailed, which is free of any type of Lien.

(4)	The Company leases the personal property detailed in Exhibit 3.01 (h)(4).

(5) The Company’s recordable Real Property and Personal Property are in good condition, subject to wear and tear resulting from regular use thereof. Furthermore, such property is free from hidden or apparent defects.

6) The Company is the owner, on its own behalf and for its account, and has full legal and marketable title to the accounts receivable and other credits included in the Company’s accounting records, to the accounts receivable and other credits accrued from the date of the last Financial Statement to the Closing Date, free from any pledges, assignment of property as security, attachments or of any other Lien, or options or rights granted to third parties.

(7) The Company’s Real Property complies with all applicable laws and regulations; and as regards owned and leased Real Property, the Company has the pertinent permits and authorizations to perform the activities related to the business activity which is therein performed as per the current level of activity.

(i)	Taxes and Customs Matters

(1) The Company has submitted all the national, provincial and municipal tax returns; and such tax returns are true, correct and complete in all respects. The Company has timely paid all the amounts due on account of Taxes. Consequently, the Company has no tax liabilities whatsoever for which the pertinent reserves have not been recorded and/or accumulated as of the date hereof regarding any Tax, including without limitation income tax, gross income, VAT, stamp duty, real estate tax or the like. The Company has withheld and paid any amounts that should have been withheld and paid, as per applicable regulations on taxation or on social security, to the respective Governmental Authority in proper time and manner. For purposes hereof, the term “Tax” shall mean any tax, including without limitation liens, tariffs, charges, royalties and services imposed by national, provincial or municipal authorities, and any other tax of any nature, however it may be called, including withholdings and contributions to social security, as well as any other charge imposed in a like manner as taxes.

(2) There are no claims notified to the Company or known to Sellers related to any default of social security or taxation obligations, or of any obligations derived from insurance and occupational hazards, nor ongoing tax audits being conducted by any national, provincial or municipal tax authority notified to the Company or known to Sellers.

(3) The Company’s books and records fully reflect the obligations accrued on account of all the Taxes that have not become due or that are not payable yet. The previsions and/or provisions made for tax obligations in the Company’s Financial Statements for the fiscal year closed on June 30th, 2011 are and shall be adequate for paying all the Company’s Taxes to which such previsions and/or provisions refer, regardless of whether or not they have been challenged by the Company, for the period ending on the date hereof and for all previous periods as per the regulations and criteria prevailing as of that date.

(4) Except as stated in Exhibit 3.01 (i)(4), the Company is on schedule with the payment of its Taxes.

(5) The representations made in this item (i) comprise all matters related to the import and export transactions which the Company may have entered into and/or in which the Company may have participated, and to the customs and foreign exchange regime applicable as a consequence thereof.

(j) Insurance

(1) The Company has purchased the insurance policies listed in Exhibit 3.01 (j)(1), which cover all the activities and assets therein indicated. Such policies are fully in force, valid and enforceable.

(2) The Company has insurance policies that, to the best of Sellers’ knowledge, sufficiently protect the Company’s estate, Real Property, Personal Property, assets, personnel, businesses and transactions, pursuant to the regulations applicable to the industry. There is no default regarding any of such insurance policies, all of which are valid and in full force and effect. All premiums related thereto, which cover all the periods up to the date hereof, have been paid. Sellers have provided Purchasers with a true copy of all the insurance policies purchased by the Company which are effectiveas of the date hereof. There are no pending claims filed by the Company or being filed against it in relation to such insurance policies.

(3) Exhibit 3.01 (j)(3) contains details of the insurance claims occurred and which have been reported to insurance companies in the last five years.

(k) Labor and Social Security Matters; Collective Bargaining Agreements; Job Offers, Additional Benefits for Employees; Third-Party Service Providers

(1) The Company has complied and complies with all laws on labor, social security and health and safety in force in the Argentine Republic, as regards all its employees. The Company has no certain or contingent liabilities related to failure to comply with such obligations.

(2) The Company’s employees are included in the Collective Bargaining Agreement that is applicable to them in accordance with the laws in force and with the activity they perform. At present there are no: (i) controversies between the Company and trade unions which have led to strikes or organized work stoppages; (ii) legal proceedings for alleged infringements of labor, social security or health and safety laws before a court or governmental agency which have been notified to the Company or are known to Sellers; (iii) joint commissions, labor conciliations or arbitrations which have been notified to the Company or which are known to

Sellers; (iv) accusations or charges, which have been notified to the Company or are known to Sellers for failure to pay contributions to trade unions or medical insurance; (v) conflicts related to the Company’s personnel union classification; and/or (vi) conflicts between trade unions and the Company.

(3) Payments owed and filings due pursuant to the laws on labor, social security and occupational hazards have been timely and legally made or reserved, and allowances have been made therefore; and no outstanding debts on account of such issues exist as of the Closing Date. There are no claims notified to the Company or known to Sellers regarding damages on account of occupational accidents, deaths, commissions or any other matter related to social security or occupational claims brought against the Company by former or current employees, directors or third parties who may have worked for the Company or for third parties in the premises where the Company conducts its business. The Company currently complies with all the regulations in force in relation to staff recruitment; there being no hidden labor relationship whatsoever.

(4) All benefits, plans and agreements recorded in the collective bargaining agreements to which the Company is subject have been complied with at all times, pursuant to their respective terms and to the legal provisions applicable. The Company’s personnel is included, as per the personnel business activity, in the following Collective Bargaining Agreements: Unión Argentina de Trabajadores Rurales y Estibadores (Argentine Trade Union of Farm workers) and they are aware of all the information related to their labor rights and benefits, including, without limitation, their right to participate in the relevant unions and to reasonably express their opinions. No contract, agreement, plan, trust, escrow agreement, guarantee, letter, understanding or any other written or oral agreement requires or provides for any payment in cash or any other consideration, nor otherwise provides for any type of special benefit other than those benefits established by the labor laws, the collective bargaining agreements and the regulations applicable to any employee upon termination of employment, including, without limitation, the execution of this Offer or any transaction contemplated herein.

(5) The Company has no plan, agreement or commitment of payment, benefit, award, subsidy and/or compensation other than and/or additional to the payment of monthly salaries (and thirteenth salary), to be paid to the personnel of the Company as of the date hereof, nor any plan, agreement or commitment regarding incentives, deferred remuneration, profit sharing, stock options, equity compensation benefits, share acquisition, saving, retirement, pension or any other benefit plans, except for the ones stipulated by law.

(6) The Company complies with all national and provincial laws on employment and labor practices, including without limitation salaries, working hours and acknowledgment of additional benefits. The Company has not engaged in unfair or illegal labor practices, including without limitation unfair, unequal and discriminatory treatment in hiring processes, working conditions, wages or termination of employment.

(7) The Company does not and has not hired any individuals under the age of 18 in any manner that may be deemed as exploitation or an unsafe practice. The Company does not and has not hired forced manpower, which is understood, without limitation, as any work not voluntarily performed or performed under threat of violence or punishment. The Company does not render illegal or prohibited services.

(8) The working environment in which the Company conducts its business is safe and healthy. The Company has taken all the necessary steps to prevent potential accidents, injuries and illnesses, by establishing, among others, policies of prevention, protection and employee training as per the recommendations made by the Labor Risk Insurance Company (ART, for its Spanish acronym) hired by the Company. The Company has an occupational medical service for the performance of medical pre-employment examinations.

(9) The Company does not have any variable compensation plan effective or subject to the results of operations or to the individual performance of each employee belonging to this group. There are no agreements providing for any payments to employees depending on the value of any of the Company’s shares of stock or of any equity interest in the Company, or on any change of control of the Company; and no amount shall be payable nor any obligation shall arise (contingent or of any other nature) regarding any of the Company’s directors or employees.

(10)	No strike or other material labor dispute is being suffered by the Company.

(11) Exhibit 3.01(k)(l) contains a list of all of the Company’s employees, their salaries, benefits, job positions and seniority.

(12) Except as stated in Exhibit 3.01 (k)(12), there are no loans of any nature granted by the Company to its employees and/or directors, nor loans to its employees and/or directors guaranteed by the Company.

(13) Except as stated in Exhibit 3.01 (k)(13), the Company has no pension plans and/or guarantees, benefits or allowances granted to its employees and directors.

(i)	Environmental Matters

(1) The Company currently complies and has complied at all times before the Closing Date with environmental laws and regulations. Sellers have no knowledge about the existence of conditions, circumstances, acts and/or omissions of the Company in that respect which may adversely affect the Company or which may lead to an audit, claim or legal action for damages or injuries or for the infringement of environmental regulations currently in force. Sellers have no knowledge about the fact that the Company or any other person whose acts may cause the Company to be liable, has failed to comply with its environmental, health and safety obligations.

(2) The Company has not received any notice of any resolution stating that environmental, health or safety laws have been violated. Sellers have no knowledge about the existence of any current or potential claim or action filed against the Company grounded on the regulations related to hazardous waste, environment and occupational safety applicable to each of the jurisdictions where Sellers´ business is conducted and their assets are located. Sellers have no knowledge about the existence of any event that may give rise to such claims or actions, as a consequence of the infringement of applicable laws.

(3) The Company has all the permits and authorizations required by environmental laws and/or those necessary in each jurisdiction where its business is conducted and its assets are located, so as to conduct its business as it is being currently conducted. For purposes hereof, “material permits or authorizations” shall be understood as those which lack or omission may give rise to closure, suspension or modification of the activities and the business that the Company conducts or to the application of sanctions to the Company. To Sellers’ best knowledge, in the Company’s Real Property and/or in the places where the Company conducts its business, there have been no pollution events whatsoever which might have been considered as environmental or any other kind of damage for which the Company may be liable. There are no materials containing asbestos or “PCB” inside or above the premises where the Company conducts its business. Effluents and other toxic waste caused by the premises where the Company conducts its business are treated, stored and/or transported pursuant to applicable laws issued by the corresponding Governmental Authorities and such effluents and toxic waste do not generate and have never generated, without limitation, contamination affecting the employees, neighbours to the premises, the plots of land where such pieces of real property are settled, the adjoining plots of land, the groundwater layer, the fauna and/or the environment.

(4) Sellers have no knowledge that the Company has caused environmental damage of any kind in the conduct of its business activities for which the Company may be liable to any third party for the infringement of environmental laws.

(m)	Law Compliance

(1) The Company’s business is conducted in compliance with applicable laws, ordinances and/or regulations issued by Governmental Authorities and entities.

(2) All governmental approvals, permits and licenses required to conduct its activities are fully in force and valid and the Company complies with all the necessary requirements so as to maintain them in effect in all their material respects.

(n)	Disputes

Exhibit 3.01 (n)(l) contains a list (collectively defined as “Disputes”) of: (i) any lawsuits, legal actions, administrative proceedings or investigations initiated by or against the Company, as plaintiff, main defendant, co-defendant or summoned third party, or related in any manner to its activities or to the transactions herein contemplated, which are pending and known to the Company, (ii) any existing and, to Sellers’ best knowledge, actual or threatened orders, judgments, precautionary measures, awards, resolutions or writs issued against the Company and notified to it, to which the Company is or shall be subject to comply. Sellers have no knowledge of the existence of any pending or threatened proceeding before a court or governmental body involving the Company and/or Sellers, by means of which a judgment, decree, resolution or order may be issued which may have an adverse effect on the Shares, the Company’s assets or business and/or on the purchase and sale contemplated herein, or which may prevent the delivery and acceptance of this Offer, may turn the purchase and sale contemplated herein unlawful or that may cause termination of the purchase and sale contemplated by this Offer or that may require Purchasers to divest of the Shares. Sellers have no knowledge of any threatened action or proceeding by any Governmental Authority against the Company or Sellers based on the infringement of any applicable provincial or local laws and regulatory provisions. There are no agreements on professional fees, nor professional fees, costs, legal expenses and/or other litigation expenses which have not been paid by the Company.

Without limiting in any manner whatsoever the generality of the aforementioned paragraph, Sellers represent that there is no litigation and/or claim of any nature, whether current or pending or, to Sellers’ knowledge, threatened by Company’s clients in relation with the products that the Company trades, except for the claim described in Exhibit 3.01 (n)(2).

(n’)	Guarantees in Favour of Third Parties

The Company has not granted any guarantees, sureties or bonds, nor undertaken any commitments or debts for the benefit of any Person. Sellers have no knowledge about any situation or the occurrence of any event that may give rise to a claim against the Company for any liability arising under any express or implied guarantee that is not fully insured.

(o)	Agreements

The agreements and the legal relations listed in Exhibit 3.01 (o) are the only agreements (oral or written) in force to which the Company is a party. Furthermore, the Company does not infringe its obligations nor fails to comply with them, pursuant to their terms and conditions. All the agreements listed in the above mentioned Exhibit are valid, legally binding and enforceable pursuant to their terms. Any agreements between the Company and Affiliates or related companies (if any) have been entered into upon terms and conditions on an arm’s length basis. Such agreements will be considered lawfully terminated by Sellers or by the Company, as the case may be, on the Closing Date, without further responsibility for the Company or Purchasers.

Except as stated in Exhibit 3.01 (o)(1), there are no agreements entered into by the Company which provide for any effects in the relationship of the parties in the event of change of control, either directly or indirectly, of the Company.

(p)	Third Parties’ Rights

Except as stated in Exhibit 3.01 (p), (i) the Company has not entered into any lease, license, easement or gratuitous loan agreement, or other oral or written agreement granting any rights to third parties regarding the Company’s personal or real property, and (ii) no individual or entity has any right to possess or to occupy any piece of Company’s property.

(q)	Shareholders’ Agreements

Regarding the Company, there are no shareholders’ agreements, syndication agreements, parasocial agreements, call options, put options, usufruct of assets or other agreements entered into between Sellers themselves or between Sellers and any third party, or between the Company and any third party, which may limit, encumber or divide the ownership title to property, the transferability of Shares or the rights attached to them.

(r)	Bank Accounts

Exhibit 3.01 (r) includes a list of all the bank accounts of the Company and the names of each individual authorized to operate with such accounts and to draw checks therefrom.

(s)	Powers of Attorney

Other than those listed in Exhibit 3.01 (s), there are no powers-of-attorney in effect authorizing any individual to act, individually or jointly, on the Company’s behalf and for its account. Revocation of any or all the powers-of-attorney stated in the aforementioned Exhibit shall not grant any attorney-in-fact the right to demand any sum of money from the Company or its shareholders for any reason.

(t)	Defaults

The Company is not in default, and no event has occurred, either by the elapse of time nor by notice, which may give rise to the default of any outstanding promissory note, trust agreement, mortgage, contract or agreement to which the Company is a party or by which it is bound, or to the default under any provision of the articles of incorporation or the by-laws of the Company. The execution and acceptance of this Offer, performance hereunder and the consummation of the purchase and sale herein contemplated shall not infringe any provision and shall not constitute a default, modification, acceleration under any law, provision, precautionary measure or decision issued by any court, Governmental Authority or entity, or board of arbitrators, of any agreement, promissory note, security agreement, or other agreement or act to which the Company or Sellers are a party or by which the Company or Sellers are bound.

(u)	Debts and Credits with Affiliates

Except as provided in Exhibit 3.01 (u), the Company has no credits or debts, transactions or agreements with Sellers, Affiliates (without including the Company in this definition) and/or with related companies of Sellers (without limitation, companies in which one or some Company’s direct and/or indirect owners are shareholders, regardless of the percentage of capital represented by such shares in the relevant company, and/or in which Sellers exercise a dominating influence, and/or companies in which any of its owners are directors or managers of the Company and/or relatives of its directors, managers or the Sellers themselves, within the fourth degree of kinship).

(v)	Inventories; Credits; Contract Forms

The Company’s inventories as stated in the Financial Statements pertaining to the Company’s fiscal year closed on June 30th, 2011 are recorded pursuant to the valuation rules established in the notes attached thereto and they do not infringe such valuation rules or the GAAP. The Company’s credits are valid and constitute legally enforceable obligations against the respective debtors.

(w)	Statement of accuracy

No representation or warranty made by Sellers in this Offer contains or will contain as of the Closing Date any false assertion of any event nor omits or shall omit on the Closing Date to state any event that is required to be informed on such Closing Date and that is necessary for the representations made herein not to be misleading.

(x)	Products

All products manufactured and/or traded by the Company have any permits, certificates and authorizations required by national, provincial and/or municipal laws in force. Except as stated in Exhibit 3.01 (n)(2), there is no claim whatsoever made by any Governmental Authority, consumer association or third party in relation to products manufactured and/or traded by the Company. All finished and unfinished products, raw materials, supplies and further materials, in each case, related to the Company’s business, are of acceptable quality and may be sold on equal terms with respect to third parties, pursuant to regular commercial terms and conditions, and they comply, without limitation, with all regulations applicable thereto.

(y)	Intellectual Property

(1) Exhibit 3.01 (y) includes an accurate and full list of all the Intellectual Property Rights that the Company uses to conduct its business. Such Exhibit includes a detail of the jurisdictions in which the Intellectual Property was registered and indicates (1) if applicable, if a license has been granted to a third party; and (2) in case such Intellectual Property does not belong to the Company, evidence of the relevant agreement under which the Company uses such Intellectual Property. The Intellectual Property listed in such Exhibit has been duly applied for, registered and filed with the corresponding trademark and patent or other authorities, and any such applications, registrations and filings have been kept in effect and have been properly renewed, pursuant to the legal requirements of the pertaining jurisdiction. There is no Lien, claim or legal action from any person in connection with the Intellectual Property. The Company has the sole and exclusive right to use the Intellectual Property in the jurisdictions where it conducts its business, including without limitation the jurisdictions where its products are distributed or sold; and the perfection of the transactions herein contemplated shall not modify or limit such rights. The use of any software without the pertaining licenses and its eventual identification in the exhibits attached hereto shall not extinguish Sellers´ liability for Damages derived from the lack of such licenses.

(2) The Intellectual Property used or held in relation to the business does not infringe or impair the rights of any other person; and no other person has infringed the Company’s rights in relation to its Intellectual Property.

(3) There are no fees on account of licenses, royalties or any other amounts payable to third parties by the Company in connection with the use of the Intellectual Property.

(4) Except as stated in Exhibit 3.01 (y)(4), the Company is not a party to the technical support agreements currently in force. There is no current or threatened claims related to the technical support agreements to which the Company has been a party before the Closing Date.

(z)	Company’s Carriers and Providers

Exhibit 3.01 (z)(l) lists the individuals and entities that have conducted, occasionally and/or on a permanent basis, for the last two (2) years preceding the Closing Date, or that conduct at present the transportation of the products for the Company (defined as “Carriers”). Except for Carriers detailed in Exhibits 3.01 (z)(l), there are no other third parties that transport Company’s products in any manner whatsoever. Exhibit 3.01 (z)(2) lists the individuals and entities that render or have rendered services to the Company for the last two (2) years preceding the Closing Date, in the areas of catering, security, cleaning, sowing, harvesting and/or farming tasks in general (defined as “Providers”). Except for the persons listed in Exhibit 3.01 (z)(2), no other third parties have been Providers of the Company. All the agreements with Carriers and Providers have been entered into as agreements between independent parties, each such parties being responsible for its own acts and those of its dependants, and in full compliance with the applicable laws.

(aa)	Promissory Notes, Sureties, Bonds

The Company has not executed or issued any promissory notes, sureties or bonds of any nature which may be effective as of the Closing Date, in favour of any third party, including, without limitation, any shareholders of the Company or members of the board of directors.

(bb)	Foreign Exchange Matters

The Company has complied and complies with all regulations on foreign exchange, including all regulations applicable to the import and export of goods (for example, without limitation, the Company complies with the regulations governing the repatriation of assets and the submission of reports to the Central Bank of the Argentine Republic). There are no summary proceedings on foreign exchange matters or any other type of foreign exchange Disputes initiated against the Company. Exhibit 3.01 (bb) details the current export and import transactions as of the Closing Date.

(cc)	Dividends

The Company does not owe any amount whatsoever to Sellers or to any other Person on account of declared or outstanding dividends; in any case, Sellers waive any right to file any claim in connection therewith.

(dd)	Lease Agreements

Exhibit 3.01 (dd) lists all leases pursuant to which the Company is the lessor, sublessor, lessee or sublessee of any piece of real property, identifying in each case its location. The Company has not extended or committed to extend any of the listed agreements.

(ee)	Permits, Authorizations

(1) The Company is and has been in full compliance with all the Legal Requirements applicable to it, to its business activity or transactions, and to the property or the use of any of its assets. Furthermore, it has all the permits, licenses, approvals and/or any other required authorizations to conduct its business as same is currently conducted. The above mentioned term “Legal Requirements” means any order, constitution, law, decree, ordinance, authorization, regulation, by-laws or treaty, whether federal, provincial, municipal, international, multinational or administrative, as well as any award, decision, judicial requirement, order, resolution or summons issued, performed or ordered by any court of justice, tribunal, arbitrator or Governmental Authority.

(2) The Company has not received any notice or communication whatsoever (whether oral or written) from any Governmental Authority or any other person regarding any current, alleged or potential infringement of any Legal Requirement or non-compliance therewith. Further, the Company does not have any reason to believe that it may receive such a notice or communication in the future.

(3) To Sellers’ best knowledge, neither an event has occurred nor any circumstances exists which (i) may derive or result in the infringement of any Legal Requirement by the Company; or (ii) may give rise to any obligation for the Company to initiate, or pay the costs in whole or in part of, any remedy of any nature applicable thereto.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF PURCHASERS.

SECTION 4.01 Representations and Warranties of Purchasers

Purchasers represent and warrant the following to Sellers on the Closing Date:

(a)	Organization and Requirements

Each one of Purchasers is a company duly organized according to the laws of its jurisdiction of incorporation and is vested with full powers and authority to send this Offer, and data of each Purchaser is as follows:

(l) Kadesh Hispania, S.L is a single-member company (sociedad unipersonal) duly organized in the Kingdom of Spain, domiciled at Calle Juan Vara Terán 14, Santa Cruz de Tenerife, Spain and with a valid C.I.F. B-83953901. It is organized pursuant to the Notarial Record Instrument executed on April 1, 2004 before Notary from Madrid, D. José Luis Martínez-Gil Vich, under Record number 854 of the notary registration book and recorded in the Registry of Commerce of Santa Cruz de Tenerife on Volume 2649, Folio 170, General Section, Page TF-3605, 1st and 2nd Registration and recorded in the Registry of Commerce of the City of Buenos Aires as per the provisions set forth by section 123 of the Argentine Law No. 19550, on October 8, 2004 under Record number 1021, Book 57, Volume B of Foreign Bylaws Book. Adecoagro L.P. is the holder of all the company’s capital and votes of Kadesh Hispania, S.L.

(2) Leterton España, S.L is a single-member company duly organized in Spain, domiciled at Calle Juan Vara Terán 14, Santa Cruz de Tenerife, Spain and with a valid C.I.F. B-83979724. It is organized pursuant to the Notarial Record Instrument executed on April 1, 2004 before Notary from Madrid, D. José Luis Martínez-Gil Vich, under Record number 1121 of the notary registration book and recorded in the Registry of Commerce of Santa Cruz de Tenerife on Volume 2649, Folio 170, General Section, Page TF-3605, 1st and 2nd Registration and recorded in the Registry of Commerce of the City of Buenos Aires as per the provisions set forth by section 123 of the Argentine Law number 19550, on October 8, 2004 under Record number 1,020, Book 57, Volume B of Foreign Bylaws Book. Adecoagro L.P. is the holder of all the company’s capital and votes of Leterton Hispania, S.L.

(b)	Authorization

Purchasers are not currently, nor will be as of the Closing Date, affected by any restriction or impediment to execute and perform this Offer. Neither the execution of this Offer nor its performance results in any default or infringement by Purchasers of any law, executive order, administrative resolution or court order, agreement, permit, certificate, license or any other legal instrument to which Purchasers may be parties or by which Purchasers may be bound or subject to.

(c)	Sufficient Powers

(l) Purchasers and their attorneys–in-fact, regarding their acts in the name and on behalf of Purchasers, as of the Closing Date, have full powers and authority as may be necessary to accept, agree on this Offer and execute it and the remaining offers and documents related hereto, to cause fulfilment of the obligations undertaken by Purchasers hereunder and under the remaining offers and documents related hereto, to consummate the transactions contemplated in this Offer and/or the remaining offers and documents related hereto, which have been duly authorized.

(2) This Offer, as any other Offer or document related hereto, is or has been duly signed, delivered and executed by Purchasers and/or their attorneys-in-fact, and constitutes or shall constitute, as the case may be, a legal, valid and binding obligation of Purchasers, legally enforceable in accordance with its pertinent terms.

(3) The delivery, acceptance, compliance and execution of this Offer, and of any other offer or document related hereto, does not require and will not require Purchasers to obtain any other consent, waiver, authorization or approval from any person, entity or authority or Governmental Authority except for those stated in this Offer and the Antitrust Approval.

(4) The delivery, acceptance and compliance of this Offer and of any other offer or document related hereto by Purchasers do not: (i) infringe any provision contained in any regulations or applicable law to which Purchasers may be subject; (ii) violate or result in an infringement or constitute grounds for termination, total or partial amendment or expiration of any term or condition of any contract, agreement or collective agreement under which Purchasers and/or any of their assets are bound to or involved with, and (iii) infringe any resolution, decision or judgment issued by any Governmental Authority or judicial authority applicable to Purchasers.

(5) Purchasers (i) are free from any Lien, injunction, court order or any other claim or action that [prevent them from] freely purchasing the Shares, (ii) are not in suspension of payments and have not filed for reorganization proceedings or their own bankruptcy, neither do they have pending petitions in bankruptcy; and (iii) are vested with immunity and/or any special situation that prevent them from being parties to legal proceedings and subject to a judgment.

(6) Does not result in the creation or imposition of Liens on the Company and/or on any of the Company’s assets and/or the relevant Shares, except for the Pledge.

(d)	Disputes and Obligations

At present there are not: (a) any legal actions, litigation, investigations or pending or imminent proceedings against Purchasers which are known to Purchasers; (b) any infringements to laws or regulations; (c) any obligations or liabilities, or (d) any events or circumstances known to Purchasers, in any case, that might result in any claim against Purchasers or in Purchasers´ obligation or liability which, jointly or otherwise, (1) may be reasonably expected to prevent, delay or impair Purchasers’ ability to comply with their obligations under this Offer in any respect, or (2) may affect the validity of this Offer or the execution of the transactions established in this Offer.

(e)	Statement of accuracy

No representation or warranty made by Purchasers in this Offer contains or shall contain as of the Closing Date any false assertion of any event nor omits or will omit on the Closing Date to state any event that is required to be informed on such Closing Date and that is necessary for the representations made herein not to be misleading.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES—INDEMNITIES.

SECTION 5.01 Nature of the Representations

For purposes of this Offer, the information contained in the Exhibits, in the certificates and in any other documents attached hereto, as well as the representations and warranties made herein, shall be further construed as representations and warranties made in this Offer by Sellers or by Purchasers, as the case may be. The information provided by Sellers in this Offer, Exhibits, certificates and other documents attached hereto and all investigations, research and inspections performed or to be performed by Purchaser, and the results thereof, shall not limit or reduce the liability and obligation to indemnify Sellers’ Damages arising from their representations, warranties and other obligations hereunder pursuant to the provisions set forth in Section 5.02 of this Offer.

SECTION 5.02 Indemnity of Purchasers

Sellers undertake to jointly and severally defend and hold Purchasers, its Affiliates, successors and assignees, the Company and the Company’s and the Purchasers’ officers, directors, managers and employees harmless from any and all liabilities, claims, contingencies, requests, obligations, actions, damages, injuries, losses, fines, sanctions or expenses (including without limitation interests and punitive interests, reasonable attorneys’ fees and expenses) (defined as the “Damages”) suffered or paid or payable as a consequence of, or arising from:

(a) (1) Unregistered and/or undisclosed liabilities of the Company existing prior to the date of execution of this Offer (jointly defined as the “Undisclosed Liabilities”), (2) Company’s liabilities inadequately registered and/or inadequately disclosed as of March

31, 2011, and (3) liabilities arising after March 31, 2011 through the date of execution of this Offer not arising from the ordinary course of business of the Company including, under such circumstances, attorneys’ fees and other expenses required to settle such liabilities (1, 2 and 3 jointly, and jointly with the following items (b), (c) and (d), defined as the “Indemnifiable Liabilities”),

(b) the inaccuracy of the Representations and Warranties contained in Article III of this Offer as well as any infringements of any laws, rules or regulation and/or any default regarding any contractual undertaking, by or on behalf of the Company, arising prior to the Closing Date even if they have been disclosed herein, shall be expressly borne by Seller as Damages;

(c) any default regarding the obligations undertaken by Seller under this Offer or its Exhibits; and/or

(d) any claims of third parties to the Company which cause or origin is prior to the Closing Date.

For the purposes of the provisions set forth in items (a), (b), (e) and (d) hereinabove, notices sent by Purchasers to Sellers shall include all the documentation held by Purchasers evidencing any Damages or claims which may result in Damages.

SECTION 5.03 Indemnity of Sellers

Purchasers undertake to jointly and severally defend and hold Sellers harmless from all Damages suffered or paid as a consequence of, or arising from:

(a) the inaccuracy of the Representations and Warranties contained in Article IV of this Offer;

(b) any default of the obligations undertaken by Purchasers hereunder; and/or

(c) the payment made by any of the Sellers of amounts claimed to any of the Sellers for bonds and personal guarantees granted by Sellers as stated in Exhibit 5.03(c). This indemnification obligation shall terminate upon Purchasers obtaining the unconditional release and/or replacement of the bonds and personal guarantees described in Exhibit 5.03(c).

For purposes of items (a) and (b) hereinabove, all notices sent by Sellers to Purchasers shall include all the documentation held by Purchasers evidencing the existence of Damages.

SECTION 5.04 Submittal and Defence of Claims—Offset

(a) Any of the Parties (defined as the “Indemnifiable Party”) that becomes aware of the existence of an event, claim, request, Damage and/or Indemnifiable Liability or of any other event that may give rise to the indemnification obligation of the other Party (the “Indemnifying Party”) shall serve notice by any legally reliable means on the Indemnifying Party within the shortest term between (1) thirty (30) days as from becoming aware of the existence of such event, claim, request, Damage and/or Indemnifiable Liability or (2) upon the existence of a procedural term with an expiration date, before expiry of the first half of such term, providing all the available information and documentation that such Indemnifying Party may request in relation to such event, claim or request. The Indemnifying Party shall take all the necessary steps it may deem advisable to fulfill its indemnification obligation regarding the other Party, which may, at its own expense and cost, take any other pertinent action for its defence.

(b) As soon as possible and within the shortest term, but under no circumstances after: (y) ten (10) days as from notice served by the Indemnifiable Party informing the existence of an event, claim, request, Damage and/or Indemnifiable Liability, or (z) after expiration of the first half of such term to answer a third party’s claim, the Indemnifying Party shall, by serving notice on the Indemnifiable Party, (i) indicate its consent to the claim and the manner in which the remedy shall be made effective; or (ii) indicate its objections to the claims describing the grounds therefor. In the event of silence upon expiration of the term stated herein, the Indemnifying Party will be deemed to have implicitly acknowledged the event, claim, request, Damages or Indemnifiable Liabilities and the indemnification right of the Indemnifiable Party.

(c) The acts of the Indemnifying Party according to the provisions set forth in the foregoing paragraph (b), item (i), shall imply the acknowledgement of the event, claim or request that may cause damages to be indemnified under Section 5.02 or 5.03, subject to the indemnification obligation of Sellers or the indemnification obligation of Purchasers, as the case may be. In such case, the Indemnifying Party shall be entitled to manage and control, by an attorney at law appointed and borne by such Party, the defence and resolution of such event, claim or demand and the Indemnifiable Party must cooperate with the Indemnifying Party in relation thereto by: (y) allowing the Indemnifying Party to have reasonable access, in business days and working hours, to the books and records that are necessary for the defence; (z) keeping the Indemnifiable Party continuously informed as to any developments in the action. However, it is expressly stated that (1) the Indemnifying Party shall not enter into an agreement leading to the creation or imposition of a lien on the property or assets of the Indemnifiable Party and/or the Company without its prior consent, which may not be unreasonably denied; (2) the Indemnifying Party shall not consent to any agreement that does not include as an unconditional term thereof the granting of a total release of any obligation regarding the action filed against the Indemnifiable Party; (3) the Indemnifying Party shall allow the Indemnifiable Party to participate by giving advice in relation to the conduct or settlement process by means of the attorneys at law appointed by the Indemnifying Party, at its own cost and expense; and (4) the Indemnifying Party shall agree to reimburse to the Indemnifiable Party the total amount of Damages and/or Indemnifiable Liabilities not subject to prior Withholding, within a ten (10) Business Day-term as from notice of final judgment or definitive award, or upon any settlement agreement ending the referred action (except for expenses paid by the Indemnifiable Party pursuant to the preceding item (3)) or upon them being borne by the Indemnifiable Party. Sellers’ remedy of the Damages in accordance with the provisions set forth in Section 5.02 shall be comprehensive. Purchasers’ remedy for the Damages in accordance with the provisions set forth in Section 5.03 shall be comprehensive.

(d) On the contrary, if the Indemnifying Party acts according to the provisions of Paragraph (b), item (ii) above and it objects to the claim made by the Indemnifiable Party, the Parties shall submit the dispute to the method established in Section 6.02 hereof. In such case, upon a claim filed by a third party, the Indemnifiable Party shall be responsible for the defence thereof at the expense of the Indemnifying Party, subject to the decisions adopted under the mechanism stated in Section 6.02. In such regard, the Indemnifiable Party, in its own discretion, may defend, answer and make arrangements regarding such action and the Indemnifying Party, if applicable and upon request of the Indemnifiable Party, shall pay (upon resolution of the dispute as to whether the claim is a Damage and/or an Indemnifiable Liability subject to the indemnification obligation of Sellers or the indemnification obligation of Purchasers, as the case may be) the amount of any Damage or Indemnifiable Liability which compensation is provided for herein, within five (5) Business Days upon notice served by such party informing the final judgment or definitive award or the transaction performed by the Indemnifiable Party. The delay in payment shall be automatic and upon elapse of time and no court or out-of court proceeding shall be necessary in such an event. Upon delay in payment, the Parties agree an annual twelve (12) percent interest rate on the due balance in Dollars as from the date of default until the effective payment date.

(e) The payments established in this Section 5.04 shall be made in cash with immediately available funds, by wire transfer according to the written instructions received by the Indemnifiable Party. Without prejudice to this payment obligation provided for in the preceding item, in the event Sellers were the Indemnifying Party and Purchasers were the Indemnifiable Party, Purchasers may withhold from and/or offset any amount receivable by Sellers from Purchasers including, without limitation, the Balance of the Price and/or the Adjusted Balance, any amounts payable by Sellers to Purchasers. Sellers may also offset any amount payable by Purchasers to Sellers including, without limitation, the Balance of the Price and/or the Adjusted Balance, against the amounts payable by Sellers to Purchasers. Alternatively, Sellers acknowledge that Purchasers may request application of the provisions of this Section in order to make the offset and Sellers hereby waive their right to object to such offset.

(f) Notwithstanding the foregoing, where Purchasers or the Company were the Indemnifiable Party, Purchasers may cause Sellers’ obligation to indemnify Damages to be performed in the most efficient manner from a legal, accounting and/or tax point of view; and for such purpose, they shall inform Sellers the name of the effective beneficiary of the reimbursement of the incurred Damages.

(g) Sellers shall, at their own expense, continue with the defence in trial and of the claims listed in Exhibit 5.04 which is subject to the provisions contained in items (c), (e) and (f) of this Section 5.04.

SECTION 5.05 Effectiveness and limitations of the indemnification obligation.

The indemnification obligation established in this Article V shall be due and payable as from the Closing Date and until expiration of the following terms (provided that the claiming Party has not filed the claim at issue prior to the expiration of such terms, in which case, it shall remain effective until final and conclusive termination of the pertinent claim).

(a)	Sellers’ indemnification obligations shall survive:

(1)	for the period provided by the statutes of limitations in the event of: Damages or Indemnifiable Liabilities arising from defaults, inaccurate information or false statements in the Representations and Warranties made by Sellers in Sections 3.01 (a), (b) and (c) hereof;

(2)	for the period provided by the statutes of limitations in the event of Damages or Indemnifiable Liabilities related to Damages or Indemnifiable Liabilities arising from fraudulent acts;

(3)	for a five (5) year-period as from the Closing Date due to defaults or inaccurate information or false statements in the Representations and Warranties made by Sellers in Article III, Paragraphs (i) and (k), but in the case of (k) only as regards representations and warranties related to social security obligations; and

(4)	for a two (2) year-period as from the Closing Date in the event of any other Damage and/or Indemnifiable Liability not included in items (1), (2) and (3) above.

(b)	Purchasers’ indemnification obligations shall survive:

(1)	for the period provided by the statutes of limitations in the event of damages or injuries derived from fraudulent acts;

(2)	for the period provided by the statutes of limitations in the event of damages derived from defaults or inaccurate information or false statements in the Representations and Warranties made by Purchasers in Sections 4.01 (a), (b) and (c) hereof;

(3)	for a two (2) year-period as from the Closing Date in the event of any other damage not included in the foregoing items (1) and (2).

(c) Sellers’ maximum indemnification amount for Damages and/or Indemnifiable Liabilities shall be (i) the Purchase Price in case of defaults or inaccuracies or false statements in the Representations and Warranties made by Sellers in Sections 3.01 (a), (b), (c) and (h) hereof; and (ii) FOUR MILLION DOLLARS (USD 4,000,000) for any other Damages and/or Indemnifiable Liabilities, in both cases ((i) and (ii)) except for damages and/or injuries arising from fraudulent acts, in which case there shall be no limitation to Sellers’ indemnification obligation.

SECTION 5.06 Minimum indemnification amount

The Parties agree that the Indemnifying Party shall not indemnify the Indemnifiable Party until the arithmetic sum of the amounts of the Claims, Damages and/or Indemnifiable Liabilities known by the Indemnifiable Party exceeds one hundred thousand Argentine pesos (ARS 100,000) (the “ Claims Threshold”). If the Claims Threshold is exceeded, the Indemnifying Party shall indemnify the Indemnifiable Party for the total amount of the Claims Threshold plus any amount in excess for Claims, Damages and/or Indemnifiable Liabilities pursuant to and to the extent of this Article V. Purchasers may withhold from the Adjusted Balance or the Security Balance any Claim, Damage and/or Indemnifiable Liability even if they do not reach the Claims Threshold until Sellers’ indemnification obligation regarding the relevant Claims, Damages and/or Indemnifiable Liabilities is extinguished.

SECTION 5.06 Assignment of rights

In the event the Indemnifying Party has indemnified the Indemnifiable Party in accordance with the provisions of this Article V, the Indemnifiable Party will assign, at the expense of the Indemnifying Party, to the Indemnifying Party any right of action for the recovery or subrogation that the Indemnifiable Party may have against the claimant or third parties.

ARTICLE SIX

APPLICABLE LAW AND SETTLEMENT OF DISPUTES

SECTION 6.01 Applicable Law

This Offer shall be governed by, and construed in accordance with, the laws of the Argentine Republic.

SECTION 6.02 Settlement of Disputes

(a) Any and all disputes between the parties to this Offer arising from or in connection with the negotiation, execution, interpretation, performance or non-performance of this Offer and the purchase and sale contemplated herein shall be solely and finally settled by arbitration in law (the “ Arbitration”), which shall be conducted: (i) in Spanish, in Montevideo, Republic of Uruguay. Arbitration shall be governed by the arbitration rules of procedure established by the International Chamber of Commerce (the “ICC”) based in Paris, France. The arbitration court shall consist of three (3) arbitrators. Each one of the Parties (for purposes of this Section Sellers shall be deemed as one Party and Purchasers as another Party) shall be entitled to select one arbitrator among those included in the ICC arbitration list corresponding to the jurisdiction where the dispute is to be settled. The third arbitrator may be selected by mutual agreement of the Parties or, failing such agreement, he shall be appointed by the President of the ICC. The Parties hereby waive their right to file any judicial action and agree that the Arbitration award shall be final and shall not be subject to judicial review. The arbitration court shall decide the issues submitted to arbitration in accordance with (i) the provisions and business intent of this Offer, and (ii) the laws, according to the circumstances, by applying to all relevant legal issues the laws of the Argentine Republic (without regard to the rules of international private law of the Argentine Republic).

(b) The Parties agree to facilitate the arbitration by (i) making available to one another and to the arbitration court for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitration court to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest possible extent on successive days; and (iii) observing strictly the time periods established by the ICC’s rules of procedure or by the arbitration court for the submission of evidence and briefs.

(c) Judgment on the award of the arbitration court may be entered in any court having jurisdiction over the Party to the arbitration against which enforcement of the award is being sought. The arbitration court shall divide all costs (other than the fees of counsel to each of the parties) incurred in conducting the Arbitration in the final award in accordance with what the arbitration court may deem fair and equitable under the circumstances.

ARTICLE SEVEN

MISCELLANEOUS PROVISIONS

SECTION 7.01 Notices.

All notices between the Parties shall be in writing and given by any legally reliable means, addressed as follows:

To the Sellers jointly:

Ricardo Rojas 401

Piso 9 (Cl001EAE)

Ciudad Autónoma de Buenos Aires

Argentina

With a copy (which shall not be deemed as a notice) to:

Reconquista 1166 piso 12

Ciudad Autónoma de Buenos Aires

Argentina

To Purchasers:

Adeco Agropecuaria S.A.

Avda. Fondo de la Legua 936

B1640EDO Martinez (Pcia de Buenos Aires)

With a copy (which shall not be deemed as a notice) to:

Marval, O’ Farrell & Mairal

AV. Leandro N. Alem 928, piso 7°

Ciudad de Buenos Aires

SECTION 7.02. Severability

In case any provision of this Offer was held to be invalid or unenforceable in any jurisdiction, it shall be deemed invalid in such jurisdiction to the extent of such invalidity or unenforceability, and the remaining provisions of this Offer will not be affected thereby. The invalidity or unenforceability of a provision declared in any jurisdiction shall not turn such provision invalid or affect its applicability in any other jurisdiction. In the event any provision of any law or regulation from which such invalidity or unenforceability results may be waived, the Parties hereby waive any such provision to the greatest extent permitted by law, so that this Offer shall be deemed a valid and binding Offer, enforceable in accordance with its terms.

SECTION 7.03. Public Disclosure

The Parties shall not make any public announcement or disclosure but by mutual written agreement. An exception is made in the event of those disclosures that any of the Parties is legally bound to make, in which case the text thereof shall be agreed upon with the other Party. In the event of any controversy regarding the contents of a publication, the reasonable criterion of the Party bound to make such public disclosure shall prevail.

SECTION 7.04. Confidentiality

Any information exchanged between the Parties relating to this Offer and the existence and terms of this Offer are and will continue to be treated as confidential information, except for information that becomes available to the public as a result of its disclosure either by a third party who is not subject to any confidentiality obligation or by the Party that furnished the confidential information and/or if such information is required to be disclosed by an administrative or judicial authority duly empowered to require such disclosure and/or if a controversy arises between the Parties in connection with the construction, validity, performance or default of this Offer.

SECTION 7.05. Costs and Expenses

Each Party shall pay its own expenses, including the fees and expenses of such Party’s advisor, in connection with the preparation and execution of this Offer and the completion of the transactions contemplated herein. The Parties state that they have received due legal and accounting advice for executing the transactions contemplated in this Offer.

SECTION 7.06. Taxes

Each Party shall pay any taxes that may be imposed on such Party as a consequence of the transaction consummated hereby. Notwithstanding the foregoing, the stamp tax, if applicable, shall be payable as follows: 50% (fifty percent) shall be paid by Purchasers and 50% (fifty percent) shall be paid by Sellers.

SECTION 7.07. Authorization to Execute Exhibits

(a) Purchasers hereby authorize Messrs. to execute, in the name and on behalf of Purchasers, the Exhibits to this Offer and, for such purpose, Purchasers irrevocably empower and authorize such persons, indistinctly, to sign the Exhibits to this Offer. Sellers hereby consent to such authorization. The signatures or initials of the aforementioned authorized persons shall bind the Purchasers as to the contents of the Exhibits in the same manner as the Offer and shall have the same effect and be as valid as if such Exhibits were signed by the representatives of Purchasers executing this Offer.

(b) Sellers hereby authorize Messrs. to execute, in the name and on behalf of Sellers, the Exhibits to this Offer and, for such purpose, Sellers irrevocably empower and authorize such persons, indistinctly, to sign the Exhibits to this Offer. Purchasers hereby consent to such authorization. The signatures or initials of the aforementioned authorized persons shall bind the Sellers as to the contents of the Exhibits in the same manner as the Offer and shall have the same effect and be as valid as if such Exhibits were signed by the representatives of Sellers executing this Offer.

SECTION 7.08. No waiver

No waiver by one of the Parties of its right to demand performance of any provision of this Offer shall be construed as a waiver of the provisions hereof or of the rights available to the Parties to demand performance of each and every provision of this Offer at any later time.

SECTION 7.09. Liability of Sellers

Sellers shall be jointly and severally liable for the performance of their Representations and Warranties and their obligations hereunder and each Seller hereby waives the right of excussio and division. Accordingly, a default of Sellers’ obligations by any one of the Sellers will entitle Purchasers or any other person to file any actions or claims against any one of the Sellers.

SECTION 7.10. Spouses’ Consent

Sellers’ spouses execute these presents as evidence of their consent to and agreement with the purchase and sale of the Shares, as required by the provisions of Section 1277 of the Civil Code.

SECTION 7.11. Definitions

All capitalized terms which are not defined herein shall have the meanings ascribed to them in Exhibit I hereof.

SECTION 7.12. Assignment by Purchasers

Sellers irrevocably agree that this Offer may be assigned in whole or in part by Purchasers to any of their Affiliates without Sellers’ prior consent. However, prior to any such assignments, Purchasers shall serve notice on Sellers of the name of the Affiliates to which this Offer is to be assigned. Purchasers shall be jointly and severally liable together with the assignee or assignees for the faithful performance by the assignee/s of its/their obligation/s under this Offer.

SECTION 7.13. Personal Guaranties of Sellers

Purchasers shall make their best efforts to obtain the release and/or replacement of the bonds and personal guaranties granted by Sellers described in Exhibit 5.03(c). Until the occurrence of such release and/or replacement, Purchasers’ indemnification obligation established in Section 5.03(c) shall remain effective.

SECTION 7.14. Currency of Payments

All payments under this Offer shall be made in freely available American Dollars. In the event transactions in such currency cannot be legally made in the Argentine Republic, such payments may be made, at the option of the Party entitled to receive payment, with Dollars obtained abroad, or in Pesos, or in the legal tender of the Argentine Republic. For such purpose, the following foreign currency exchange rate, at the option of the party entitled to receive payment, shall be used:

(i) The sell exchange rate of Banco de la Nación Argentina on the business day immediately preceding the date of payment; or

(ii) The amount of legal tender in the Argentine Republic which may be necessary to acquire in Buenos Aires or Montevideo, at the option of the party entitled to receive payment, Foreign Bonds of the Argentine Republic denominated in Dollars in a sufficient amount so that, once sold in New York or Montevideo, at the option of the party with right to such payment, the owed Dollar amount can be obtained, free from any fees, expenses and taxes applicable to the foreign exchange and/or stock exchange transaction, on the business day immediately preceding the date of payment. If no such mechanism can be used, then on the aforesaid date, the applicable Dollar/Peso (or the legal tender in the Argentine Republic) exchange rate prevailing in New York or Montevideo shall be used, at the option of the party entitled to receive payment. Evidence of the abovementioned exchange rates will be given by means of publications appearing in Argentine specialized newspapers, such as “Ámbito Financiero” or “El Cronista”, among others, or in international publications in the event such Argentine newspapers contain no information about the business day immediately preceding the date of payment.

On the understanding that the proposed transaction will be highly beneficial for the Parties, we remain sincerely yours.

SECTION 7.15. Guaranty

Adecoagro L.P. hereby guarantees due performance by Purchasers of their payment obligations under this Offer.

[Handwritten:] The addition to the heading reading “with a copy to Adecoagro L.P. for purposes of section 7.15 of this Offer” is valid.

[Signatures]

EXHIBIT I

DEFINITIONS

I.A. Definitions.

In addition to other definitions contained in the Offer, the following terms, when capitalized, shall have the following meanings for purposes of construing this Offer:

“Affiliate” shall mean, as to any Party, any company or other legal entity that controls, or that may now or hereinafter be controlled directly or indirectly by, or that is under common control with, such Party. For purposes hereof, “controlled” Company shall mean any company in which another individual or company, either directly or through another company that is controlled: (a) holds any kind of interest granting the necessary votes to cause corporate action or (b) exercises a dominant influence due to the special links existing between them.

“Governmental Authority” means any national, provincial or municipal governmental authorities of the Argentine Republic and foreign governmental authorities, including, but not limited to, the CNDC, the CNZS and/or any Argentine and foreign governmental agencies, courts or administrative tribunals.

“Antitrust Approval” means the approval from the CNDC and the SDT of the transactions contemplated in this Offer and, especially, the transfer of the Shares to the Purchasers, upon the terms and within the scope provided for in Section 13, subsection a) of law No. 25,156.

“CNDC” means the Argentine Comisión Nacional de Defensa de la Competencia, the Argentine Antitrust Tribunal or any other agency that may replace it in the future as enforcement authority under Law N° 25,156.

“Tax Matters”, “Tax” or “Taxes” means any taxes, including income (net or gross), turnover, profit, alternative or ancillary, asset, privilege, license, capital, capital stock, intangible asset, services, premium, transfer, use, ad-valorem, value added, payroll, wage, natural resources consumption, employment, social security, pension, professional, personal and real property, extraordinary gains, import, indirect, custom, stamp and withholding taxes or estimated taxes, rates, contributions, levies, withholdings or governmental tax charges, including all taxes which are to be collected and paid to any governmental agency on behalf of third parties (including obligations resulting from acting as withholding agent, collection agent, substitute taxpayer, agent or broker, etc.), including, in all cases, any interest, adjustments, penalties or surcharges thereof.

“hereof”, “herein” and “hereunder” refer to the Offer as a whole and not to the Article, Section and Exhibits where such terms are used.

“Dollar” “Dollars”, “USD” and “US$” mean the currency of legal tender in the United States of America.

“Business Day” shall mean any day, other than a Saturday, Sunday or banking holiday in the Republic of Argentina or the United States of America or Spain.

“Material Adverse Effect” means any change, effect, fact, circumstance or event that, either individually or together with all the other changes, effects, facts, circumstances or events occurring before the date of occurrence of the Material Adverse Effect, is or is likely to be materially adverse for the assets, for the financial and economic situation of the Company and/or for the results of the Company; it being understood that a Material Adverse Effect shall be deemed to have occurred if the Company incurs in one or more losses amounting to two hundred and fifty thousand Dollars (USD 250,000).

“Closing Date” means the date of acceptance of this Offer.

“GAAP” means the accounting principles generally accepted in the Argentine Republic pursuant to the rules of the Argentine Federation of Accountant’s Associations.

“Expenses” means any cost, expense and/or fee (i) for the wire transfer to Sellers’ Bank Accounts of the Purchase Price, the Payment at the Closing and/or the Balance of the Price; (ii) for any costs, expenses and/or fees resulting from the filings with and proceedings at the CNDC as stated in Section 1.03 of this Offer; and (iii) any costs, expenses and/or fees resulting from the acts that shall be performed as a result of the occurrence of the conditions subsequent described in Sections 1.03 and 1.04 hereof, excluding in the cases mentioned in items (i) to (iii) of this definition, any Taxes that shall be paid by Sellers as a consequence of the purchase and sale of the Shares contemplated in this Offer.

“Lien” means any pledge, usufruct, personal or real property rights, charges, mortgages, attachments, encumbrances, security interests, third party contractual rights, trusts, options and restrictions of any nature to the use and/or disposition of an asset in favour of third parties, whether individuals or entities.

“Argentine Corporate Law” means the Argentine Corporate Law No. 19,550 as amended.

“Person” means any individual, partnership, corporation (including a company organized as a trust), limited liability company, trust, association, joint venture, stock holding company or any other entity, government or political subdivision or agency thereof.

“Intellectual Property” means all registered trademarks, trade names, service marks, industrial design rights, utility models, copyright and patents as well as any applications therefor owned by or granted under a license to the Company.

“SDT” means the Secretariat of Domestic Trade, dependent on the Ministry of Economy of the Argentine Republic.

“Subsidiary” means, as regards any Person, any company in which such Person owns 50% or more of the voting stock issued by such company.

I.B. Construction

(a) The headings used in the Offer have been included for reference purposes only and shall not affect in any manner the extent and scope of the relevant provisions, nor the rights and obligations assumed by the Parties thereunder;

(b) If so required by the context, words in singular include the plural and vice versa, and the words in the masculine or neuter gender include the masculine, feminine and neuter.

(c) References to Sections, Articles and Exhibits contained in this Offer shall be understood (unless otherwise stated) as references to the Sections, Articles and Exhibits of this Offer.

NOTARIES PUBLIC ASSOCIATION

Record—Certification of Signatures – Law 404 –

Notaries Public Association – City of Buenos Aires—Argentine Republic

SCHEDULE

F001688834

Buenos Aires, August 18th, 2011 In my capacity as Assistant Notary in charge of the Book of Records No. 1521 of this City,

I HEREBY CERTIFY that the signatures appearing in the attached document, the relevant certification request of which is executed simultaneously in ENTRY number 073 of the BOOK number 57, are subscribed in my presence by the individuals whose names and identity document numbers are mentioned below together with proof of their identity. Each of the individuals provide evidence of their identity with a valid identity document, a copy of which is kept on file by me. Such individuals further state that they are acting herein on their own behalf. The attached document consists of 43 pages. The appearers subscribed aforesaid document in my presence at the place and on the date of the certification. Equal counterparts are certified on notarial pages F007437453, F001688834.

[Signature]

[Seal of Notary Public Raul Luis Arcondo]